EXHIBIT 10.10

March 4, 2021

Michal Geller
Via electronic delivery
Dear Michal,

I am very pleased to offer you the position of President Ecommerce & Digital, Newell Brands, with a start date of April 12, 2021. I believe you will thrive in Newell Brands' culture, and we can help you achieve your professional goals. Your starting salary will be $25,000 per pay period (paid semi-monthly), or $600,000 if annualized. This position will report to Ravi Saligram, CEO. Additional offer details are outlined below:

•Employment Transition Award: Subject to the approval of the Organizational Development & Compensation Committee of the Company's Board of Directors or its authorized subcommittee ("the Committee") and the terms of the Newell 2013 Incentive plan, as a transition award you will be granted restricted stock units with a grant value of $700,000 at the next award date, expected to be in March 2021. The restricted stock award will be fifty (50%) percent time-based restricted stock units, with one half of the award vesting on each of the first two anniversaries of the award date, and fifty (50%) percent performance-based restricted stock units vesting entirely on the second anniversary of the award date and subject to performance conditions based on ecommerce annual sales growth meeting target (100% payout) levels under the Management Bonus Plan for the Company's Ecommerce business, and in any case not less than 12%, in each of 2021 and 2022.

•Management Bonus Plan: You will be eligible to participate in our Management Bonus Plan. Your target bonus is 60% of earned base pay. Payout targets and bonus criteria are reviewed each year and may change from time to time.

•Long-Term Incentive Plan (LTIP): Subject to the approval of the Company's Board of Directors and the terms of the LTIP and the 2013 Incentive Plan, you will be eligible for an annual equity-based award with a target value equal to 110% of your base annual salary. The main award date is generally February; however, you will be eligible for a make-up award consistent with the terms of the LTIP at the at the next award date. Actual grants may vary from target based on individual and company performance. All equity-based awards will be subject to those terms and conditions approved by the Committee and set forth in the applicable award agreement.

•Benefits: You will be eligible to participate in the Newell Brands' U.S. benefits program as outlined in the attached “'Benefits Overview" document. You can learn more about the benefits program at NWLnewhires.com (case sensitive password: xxxxxxxx). If you elect to participate, your benefits will be effective on your hire date, provided you enroll within 30 days of your hire date.

•Supplemental Employee Savings Plan (“Supplemental ESP"): You are eligible to participate in a nonqualified plan under federal tax law and IRS regulations that allows eligible employees to save for the future, above and beyond the limits in place for their 401(k) plan. An enrollment period occurs in late fall of each year so you can elect deferrals for the next year. You will receive more information when the enrollment period is open.

•Flexible Perquisites Program: You will also be eligible to participate in Newell Brands' executive benefits including Flexible Perquisites Program. The Flexible Perquisites Program provides you with an annual cash allowance that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services, financial planning services, etc. This annual cash allowance will be in the amount of $21,638 or $901.58 semi-monthly. Additionally, you are eligible for an annual comprehensive executive physical through of the Company's preferred U.S. regional medical facilities.

•Vacation: You are eligible to accrue 1.67 days per month (equal to four weeks per year) of paid vacation. During your first year of employment, vacation time is pro-rated based on the quarter of hire and administered pursuant to the Vacation Policy.

•Holidays: Newell Brands offers a number of Company holidays, which may also include floating holidays. Specific holidays and/or the availability of floating holidays will be determined by the applicable Holiday Policy for your location.

•Severance and Change-in-Control: You will be eligible to participate in the Newell Brands Executive Severance Plan (the "Severance Plan"), as the same may be amended from time to time. By signing this letter, and as a condition of your participation in the Severance Plan, you hereby waive all rights to any payment or benefits under any other plan, agreement, policy or arrangement to the extent that it provides you with severance payments or other severance benefits upon a termination of employment with the Company.

•Section 409A: Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the "Code"}, which regulates the timing of severance and certain other compensation. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax, interest or penalties under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of such taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

•Other Agreements: You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company. This offer of employment is contingent upon successful completion of a background check prior to your start date and upon your execution of various Company documents, including a confidentiality and non-solicitation agreement and agreeing to abide by the Newell Brands Code of Conduct.

Michal, we are confident your skills and experience will be a tremendous benefit to Newell Brands. We are very excited about the potential to have your experience in the organization and sincerely hope you decide to join our team. This is a significant career opportunity, and we are certain you can and will make a difference.

Sincerely,

/s/ Steve Parsons

Steve Parsons
Chief Human Resources Officer Newell Brands

To indicate your acceptance of this offer, please sign in the space provided below and return no later than February 18, 2021. Please scan the signed offer letter and return to steve.parsons@newellco.com.

This offer 'is intended to lay out all elements of your compensation. Compensation offers outside this letter, or a previous offer letter, are not binding and will not be honored, so you should make sure you are clear on all parts of your offer and future expectations before signing this letter. Benefits programs, however, may change from year to year, so your benefits such as medical, dental, vision, retirement, and time off will be governed by the benefit plans in place at any given time.

At the same time this offer is merely a summary of the terms of the Company's offer to you and does not constitute or imply a contract of employment and that the Company may modify or terminate any of its benefit or compensation programs from time to time. Your signature indicates acknowledgement that if employed, your employment is to be "at will" which means that either the Company or you may terminate your employment at any time, with or without notice.

Notwithstanding anything in this offer letter to the contrary, you acknowledge and agree that all bonus payouts and other awards described herein are subject to the terms and conditions of the Company's drawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company's common stock may be traded).

By signing this letter, you represent and warrant that you are not a party to any agreement that would limit your ability to work for Newell Brands. You further represent and warrant that your employment with Newell Brands will not require you to disclose or use any confidential, proprietary or trade secret information belonging to your prior employers. You additionally understand and acknowledge that Newell Brands does not require nor want you to disclose any such confidential, proprietary or trade secret information.

By signing this letter, you acknowledge that your signature serves as written authorization for the Company to deduct any reimbursement sums due to it from any amounts that the Company may owe to you, including without limitation salary, wages, commissions, bonuses, vacation pay, or incentive pay, provided that such deduction is permissible under controlling law.

/s/ Michal Geller

Michal Geller
Printed Name

3/4/2021
Date